Exhibit 99.1

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is entered into effective as of December 7, 2010, by and among Vulcan Energy GP Holdings Inc., a Delaware corporation (“Vulcan”); Oxy Holding Company (Pipeline), Inc., a Delaware corporation (“OHC”); KAFU Holdings, L.P., a Delaware limited partnership (“KAFU”); PAA Management, L.P., a Delaware limited partnership (“PAA Management”); Strome Group, L.P., a Delaware limited partnership (“Strome Group”); Strome MLP Fund, L.P., a Delaware limited partnership (“Strome MLP”); Lynx Holdings I, LLC, a Delaware limited liability company (“Lynx”, collectively with Vulcan, OHC, KAFU, PAA Management, Strome Group and Strome MLP, the “Existing Owners”); Plains AAP, L.P., a Delaware limited partnership (“Plains AAP”); Plains All American GP LLC, a Delaware limited liability company (“GP LLC”); Vulcan Energy Corporation, a Delaware corporation and the parent of Vulcan (“VEC”); EMG Investment, LLC, a Delaware limited liability company (“EMG”); KAFU Holdings II, L.P., a Delaware limited partnership (“KAFU II”), KA First Reserve XII, LLC, a Delaware limited liability company (“KFR”); Kayne Anderson MLP Investment Company, a Maryland corporation (“KYN”); Kayne Anderson Energy Development Company, a Maryland corporation (“KED”); Kayne Anderson Midstream/Energy Fund, Inc., a Maryland corporation (“KMF”); Strome PAA, L.P., a Delaware limited partnership (“Strome PAA”); and Windy, L.L.C., a Wyoming limited liability company (“Windy”) (EMG, KAFU II, KFR, KYN, KED, KMF, OHC, Strome PAA and Windy, collectively, “Purchasers”).

WHEREAS, each of the Existing Owners is a limited partner of Plains ААР and a member of GP LLC.

WHEREAS, pursuant to the Purchase Agreement by and among Vulcan, VEC and Purchasers, dated as of the date hereof (the “Purchase Agreement”), Vulcan has agreed to sell to Purchasers, and Purchasers have agreed, severally and not jointly, to purchase from Vulcan, an aggregate of up to 1,152,300.00 Class A Units of Plains AAP, up to an aggregate 71.05610% Unit Percentage (as defined in the Plains AAP Agreement (as defined below)) and up to an aggregate 50.1% membership interest in GP LLC (collectively, the “Subject Interests”).

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement (the “Transactions”), the parties hereto desire to provide for certain approvals, consents and waivers and to set forth certain agreements, all as further described below.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and the Purchase Agreements and other good and valuable consideration, the parties hereby agree as follows:

1.           Closing.  Subject to the satisfaction (or waiver) of the conditions set forth in the Purchase Agreement, the consummation of the transactions contemplated by this Agreement and the First Closing (as defined in the Purchase Agreement) (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana Street, Suite 6800,

Houston, Texas on December 23, 2010 or such other date and place as the parties to the Purchase Agreement shall agree.

2.           Consent and Waiver of Transactions.

(a)           Pursuant to the Fifth Amended and Restated Limited Partnership Agreement of Plains AAP, dated as of August 7, 2008 (as amended to date and as may be amended pursuant to the terms of this Agreement, the “AAP Agreement”), and the Fourth Amended and Restated Limited Liability Company Agreement of GP LLC, dated as of August 7, 2008, as amended on November 2, 2009 (as amended to date and as may be amended pursuant to the terms of this Agreement, the “GP LLC Agreement”), each of the Existing Owners hereby (i) consents to the Transactions; (ii) deems the transfers of Class A Units (as defined in the AAP Agreement) of Plains AAP, Unit Percentages (as defined in the AAP Agreement) and Membership Interests (as defined in the GP LLC Agreement) in GP LLC, when consummated in accordance with the Purchase Agreement, to have satisfied all requirements for the effectiveness and permissibility of such transfers under the AAP Agreement and the GP LLC Agreement; and (iii) permanently, irrevocably and unconditionally waives any right or power it might have to prevent, alter, encumber, rescind or nullify the Transactions, including a waiver of any right of first refusal it may hold pursuant to Section 7.8 of the AAP Agreement and/or Section 9.8 of the GP LLC Agreement with respect to the Transactions.  The consents, agreements and waivers provided under this Section 2 shall remain valid and shall apply to the Transactions notwithstanding (A) any reduction in the amount of Class A Units, Unit Percentages and Membership Interests purchased pursuant to the Purchase Agreement (provided that such reduction is proportional with respect to the Class A Units, Unit Percentages and Membership Interests) and (B) any reallocation of the Subject Interests among Purchasers at Closing, unless such reallocation would result in, immediately following the consummation of the Transactions, either (I) any Purchaser and its affiliates collectively holding more than 40% of the Membership Interests of GP LLC or 40% of the Class A Units of Plains AAP or (II) any Member (as defined in the GP LLC Agreement) (other than KAFU, EMG or OHC) having the right to designate a Director (as defined in the GP LLC Agreement) under the GP LLC Agreement.

(b)           As required under the definition of “Stockholders’ Agreement” in the Administrative Services Agreement (as defined in the Purchase Agreement), each of Plains AAP and GP LLC acknowledges that it has received a copy of the Amended and Restated Stockholders’ Agreement among VEC, Paul G. Allen, James C. Flores and John T. Raymond, to be effective as of the Second Closing Date (as defined in the Purchase Agreement), and that it waives proper notice under paragraph 22 of the Administrative Services Agreement.

3.           Other Approvals. To the extent the Transactions, any action reasonably necessary to facilitate the Transactions, or any other action contemplated hereby is inconsistent or conflicts with the AAP Agreement or the GP LLC Agreement, such agreements are deemed amended hereby, effective as of the Closing, but only to the extent necessary to resolve the immediate inconsistency or conflict.  To the extent deemed necessary or advisable, based on advice of counsel and approval by the board of directors of GP LLC (the “Board”), the officers of GP LLC are authorized to document any such amendment after the Closing, and each of the Existing Owners and each Purchaser hereby grants to such officers a limited power of attorney to execute any such amendment on behalf of such parties.  In addition, each of the Existing Owners and each Purchaser hereby grants to the officers of GP LLC a limited power of attorney to execute, following the Closing of the Transactions, an amendment and restatement of the AAP Agreement and the GP LLC Agreement on behalf of such parties to reflect the amendments to the AAP Agreement and the GP LLC Agreement set forth in this Agreement.

4.           Closing Deliverables.  At the Closing, each Purchaser shall deliver to Plains AAP and GP LLC the Adoption and Acknowledgment Agreements, in the forms attached as Exhibit A-1 and Exhibit А-2 hereto, respectively, duly executed by such Purchaser.

5.           Amendments to Agreements.  The parties agree that, effective as of the Closing:

(a)           The GP LLC Agreement shall be amended and restated as set forth in Exhibit B attached hereto.

(b)           The AAP Agreement shall be amended and restated as set forth in Exhibit C attached hereto.

6.           Board of Directors of GP LLC.

(a)           Effective as of the Closing, (i) Geoff L. McKay shall be removed from the Board; (ii) John T. Raymond (as the Director designated by EMG) shall be elected to the Board; and (iii)(A) if OHC elects to designate a Director as of the Closing, one of the at-large Directors shall be removed from the Board and Vicky Sutil (as the Director designated by OHC) shall be elected to the Board or (B) if OHC does not elect to designate a Director as of the Closing, both of the at-large Directors shall remain on the Board until such time as OHC elects to designate a Director, in accordance with terms of the GP LLC Agreement.  Immediately following the Closing, the Board shall be comprised of the following eight Directors:  Greg L. Armstrong (as the Chief Executive Officer of GP LLC); John T. Raymond (as the Director designated by EMG); Vicky Sutil (as the Director designated by OHC) or one of the at-large Directors (until a Director is designated by OHC); the other at-large Director; Robert V. Sinnott (as the Director designated by KAFU); and the current members of the Audit Committee of the Board.

(b)           The Directors, other than the Chairman of the Board and the Directors designated by Members, were elected by a Majority in Interest (as defined in the GP LLC Agreement) in August 2010, which election is hereby affirmed in all respects.  The terms of service in connection with such elections (except with respect to an at-large Director replaced by the OHC designee) shall be until the annual meeting of Members (as defined in the GP LLC Agreement) for 2012.  The holding of a 2011 annual meeting of Members, as well as of any general meeting for the election of Directors (as opposed to designation thereof or affirmation of designation) convened between the date hereof and the Board meeting in August 2012, is hereby waived.

7.           Termination of Agreements with Vulcan.  Effective as of the Closing, (a) each of the (i) letter agreement, dated as of August 12, 2005 (the “Vulcan Excess Voting Agreement”), between Vulcan and GP LLC, and (ii) letter agreement, dated as of August 12, 2005 (the “Lynx Excess Voting Agreement”), between GP LLC and Lynx shall be terminated and (b) each party to the Vulcan Excess Voting Agreement and the Lynx Excess Voting

Agreement shall be deemed to have waived any rights to receive prior notice with respect to such termination.

8.           No Removal of General Partner.  Prior to the earlier of (i) the fifth anniversary of the Closing and (ii) the date, if any, on which Greg L. Armstrong shall cease for any reason to be the Chairman of the Board and Chief Executive Officer of GP LLC, neither VEC nor its affiliates shall vote any Limited Partner Interests (as defined in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of June 27, 2001, as amended to date) in favor of any proposal to remove GP as the general partner of the MLP.

9.           Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

(a)	To GP LLC:
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Facsimile: 713.646.4313
Attention: Tim Moore

(b)	To Plains ААР:
Plains AAP, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Facsimile: 713.646.4313
Attention: Tim Moore

(c)	To VEC:
c/o Vulcan Energy Corporation
505 Fifth Ave S Suite 900
Seattle, WA 98104
Fax: (206) 342-3000
Attention: Geoff McKay

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, TX 77002
Facsimile: 713-655-5200
Attention: Frank Bayouth

(d)	To EMG:
EMG Investment, LLC
1401 McKinney Street, Suite 1025
Houston, Texas 77010
Facsimile: 713.579.5010
Attention: John T. Raymond

(e)	To KFR:
First Reserve XII Advisors, L.L.C.
600 Travis, Suite 6000
Houston, Texas 77002
Facsimile: 713.224.0771
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kayne Anderson Capital Advisors, L.P.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Facsimile: 713.655.7359
Attention: James C. Baker

(f)	To KAFU II, KYN, KED or KMF:
Kayne Anderson Capital Advisors, L.P.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Facsimile: 713.655.7359
Attention: James C. Baker

(g)	To OHC:
Oxy Holding Company (Pipeline), Inc.
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: 310.443.6435
Attention: Todd Stevens

with a copy (which shall not constitute notice) to:

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: 310.443.6333
Attention: Ken Royer

If any notice or communication hereunder is given to any of EMG, KFR, KAFU II, KYN, KED, KMF or OHC, a copy (which shall not constitute notice) shall also be given to:

Baker Botts, L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701-4039
Facsimile: 512.322.8377
Attention: Laura Lanza Tyson

(h)	To Strome PAA:
Strome PAA, LP
100 Wilshire Blvd, 17th Floor
Santa Monica, California 90401
Facsimile: 310.752.1482
Attention: Mark Strome

(i)	To Windy:
Windy, L.L.C.
c/o Tetrad Corporation
11422 Miracle Hills Drive
Omaha, Nebraska 68154
Facsimile: 402.997.7502
Attention: W. David Scott

(j)           To the Existing Owners, to the address listed below such Existing Owner’s name on the applicable signature page hereto.

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time). “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of Houston, Texas.

10.           Entire Agreement.  This Agreement, the Purchase Agreement (in the case of Vulcan, VEC and Purchasers) and any documents and agreements delivered in connection with any of the foregoing represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof (other than the GP LLC Agreement and the AAP Agreement).  Effective as of the Closing, the parties shall be deemed to have approved, adopted and ratified the GP LLC Agreement and the AAP Agreement as amended hereby.  Nothing contained herein is intended to alter or supersede the rights and obligations of the parties to the Separation Agreements (as defined in the Purchase Agreement) thereunder.

11.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.           Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

13.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of the parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.           Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of, the parties or (b) by a waiver in accordance with Section 15.  This Agreement may be amended or supplemented in writing by the parties hereto with respect to any of the terms contained in this Agreement.

15.           Waiver.  No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

16.           Governing Law; Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court located in Houston, Texas.  In connection with the foregoing, each of the parties to this Agreement irrevocably (a) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in Houston, Texas, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (с) hereby consents to service of process pursuant to the notice provisions set forth in Section 9.

17.           Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

18.           Attorney’s Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

19.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

20.           Further Assurances.  Each party agrees to do all acts and things and to execute and deliver such further written instruments as may be from time to time reasonably required to carry out the terms and provisions of this Agreement and the Purchase Agreement.

21.           Expenses.  All expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such expenses; provided however, that Vulcan agrees to reimburse Plains AAP or GP LLC for the reasonable out-of-pocket expenses incurred by Plains AAP or GP LLC in connection with this Agreement.

22.           Publicity.

(a)           None of the Existing Owners (unless such Existing Owner is a Purchaser) nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Purchase Agreement or the transactions contemplated hereby or by the Purchase Agreement (each а “Release”), except as may be required by law or by any listing agreement with а national securities exchange.  Purchasers and Plains AAP and their respective Affiliates (other than any Existing Owner) may issue or cause the publication of any Release but only with а prior consultation of the other, except as may be required by law or by any listing agreement with a national securities exchange, and each of Purchasers and Plains AAP will use reasonable efforts to provide copies of any such Release to the other, and will give due consideration to such comments as the other may have, prior to issuing or causing the publication of any such Release.

(b)           None of the Existing Owners, Plains AAP, GP LLC, VEC or Purchasers shall, and Plains AAP and GP LLC shall cause the MLP not to, publicly disclose the name of any Purchaser, or include the name of any Purchaser in any Release, without the prior written consent of such Purchaser, except as may be required by law or by any listing agreement with a national securities exchange.

23.           Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

24.           Interpretation of Provisions.  Article and Section references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.”  Whenever any determination, consent, or approval is to be made or given by a party hereto, such action shall be in such party’s sole discretion unless otherwise specified in this Agreement.  This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

PLAINS ALL AMERICAN GP LLC

By:	/s/ Greg L. Armstrong
Greg L. Armstrong
Chairman and Chief Executive Officer

PLAINS AAP, L.P.

By:	PLAINS ALL AMERICAN GP LLC, its General Partner

By:	/s/ Greg L. Armstrong
Greg L. Armstrong
Chairman and Chief Executive Officer

Signature Page
to
Transaction Agreement

EXISTING OWNERS:

VULCAN ENERGY GP HOLDINGS INC.

By:	/s/ T. Geoff McKay
Name: T. Geoff McKay
Title: Vice President and Chairman

Address:

505 Fifth Ave S Suite 900
Seattle, WA 98104
Fax: (206) 342-3000
Attention: Geoff McKay

OXY HOLDING COMPANY (PIPELINE), INC.

By:	/s/ Todd A. Stevens
Name: Todd A. Stevens
Title: Vice President

Address:

Oxy Holding Company (Pipeline), Inc.
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: 310.443.6435 Attention: Todd Stevens

with a copy (which shall not constitute notice) to:

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Facsimile: 310.443.6333
Attention: Ken Royer

KAFU HOLDINGS L.P., INC.

By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel

Address:

c/o Kayne Anderson Capital Advisors, L.P.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Facsimile: 713.655.7359
Attention: James C. Baker

PAA MANAGEMENT, L.P.

By:	/s/ Greg L. Armstrong
Name: Greg L. Armstrong
Title: President & CEO of PAA Management LLC, general partner

Address:

STROME GROUP L.P.

By:	/s/ Illegible
Name:
Title:

Address:

Signature Page
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Transaction Agreement

STROME MLP FUND, L.P.

By:	/s/ Illegible
Name:
Title:

Address:

LYNX HOLDINGS I, LLC

By:	/s/ John T. Raymond
John T. Raymond, Sole Member

Address:

Lynx Holdings I, LLC
1401 McKinney Street, Suite 1025
Houston, Texas 77010
Facsimile: 713.579.5010
Attention: John T. Raymond

Signature Page
to
Transaction Agreement

VULCAN ENERGY CORPORATION

By:	/s/ T. Geoff McKay
Name: T. Geoff McKay
Title: Vice President and Chairman

Signature Page
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Transaction Agreement

PURCHASERS:

EMG INVESTMENT, LLC

By: EMG Admin, LP, its manager

By:	EMG Admin GP, LLC, its general partner

By:	/s/ John T. Raymond
John T. Raymond, Member

KAFU HOLDINGS II, L.P.

By: KAFU Holdings, LLC, its general partner

By:	/s/ David Shladovsky
Name: David Shladovsky
Title: General Counsel

KA FIRST RESERVE XII, LLC

By: KA Fund Advisors, LLC, its managing member

By:	/s/ James C. Baker
Name: James C. Baker
Title: Senior Managing Director

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ James C. Baker
Name: James C. Baker
Title: Executive Vice President

Signature Page
to
Transaction Agreement

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ James C. Baker
Name: James C. Baker
Title: Executive Vice President

KAYNE ANDERSON MIDSTREAM/ENERGY FUND, INC.

By:	/s/ James C. Baker
Name: James C. Baker
Title: Executive Vice President

OXY HOLDING COMPANY (PIPELINE), INC.

By:	/s/ Todd A. Stevens
Name: Todd A. Stevens
Title: Vice President

Signature Page
to
Transaction Agreement

STROME PAA, L.P.

By:	/s/ Illegible
Name:
Title:

WINDY, L.L.C.

By:	/s/ W. David Scott
Name: W. David Scott
Title: Manager

Signature Page
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Transaction Agreement